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August 1, 1997

Shareholders and Board of Directors
Security Capital Atlantic Incorporated

We are aware of the inclusion in Amendment No. 3 on Form S-11 to the Registration Statement on Form S-4 (No. 333-26263) and related Prospectus of Security Capital Group Incorporated that is made a part of the Proxy of Security Capital Atlantic Incorporated of our report dated April 24, 1997, except for
Note 6, as to which the date is May 1, 1997, relating to the unaudited condensed interim financial statements of Security Capital Atlantic Incorporated as of March 31, 1997 and for the three-month periods ended March 31, 1997 and 1996.

Pursuant to Rule 436(c) of the Securities Act of 1933 our report is not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.

                                        Ernst & Young LLP
                                        /s/ Ernst & Young LLP